Exhibit 99.1

Seritage Growth Properties Reports Third Quarter 2020 Operating Results

New York, NY – November 5, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 195 retail and mixed-use properties totaling approximately 30.4 million square feet of gross leasable area (“GLA”), today reported financial and operating results for the three and nine months ended September 30, 2020, and provided a business update in light of the ongoing COVID-19 pandemic.

Summary Financial Results

For the three months ended September 30, 2020:

•	Net loss attributable to common shareholders of $51.3 million, or $1.33 per share
•	Total Net Operating Income (“Total NOI”) of $6.0 million
•	Funds from Operations (“FFO”) of ($19.9) million, or ($0.36) per share
•	Company FFO of ($25.1) million, or ($0.45) per share

For the nine months ended September 30, 2020:

•	Net loss attributable to common shareholders of $74.3 million, or $1.95 per share
•	Total NOI of $29.1 million
•	FFO of ($64.8) million, or ($1.16) per share
•	Company FFO of ($70.7) million, or ($1.27) per share

COVID-19 Business Update

As of October 30, 2020:

•

Approximately 95% of in-place tenants (representing 97% of leased GLA and 95% of annual base rent) were open and/or operating, including 265 stores that were fully open and five stores that were open for pick-up and/or delivery;

•	Rental income collections were:
–	Q2 2020: collected 70% and agreed to defer an additional 25%;
–	Q3 2020: collected 86% and agreed to defer an additional 10%;
–	October 2020: collected 86% and agreed to defer an additional 8% ;
•

Generated $284.4 million of gross proceeds through monetization activity year to date, including $113.6 million during the three months ended September 30, 2020 and $11.8 million subsequent to the end of the third quarter; and

•	Had asset sales under contract for anticipated gross proceeds of $62.5 million, subject to buyer diligence and closing conditions.

“We continue to benefit from the breadth of our asset base including the diversity of our tenant roster and our geographic diversity.   Our tenants are now 95% open, with rent collections in the third quarter of 96%, including 86% collected in cash and 10% addressed per signed deferral agreements. We made strong progress on monetizing assets with proceeds of $113.6 million generated from transactions in the third quarter. Year to date, we have monetized assets totaling $284 million, of which $166.7 million were income producing assets sold at an average cap rate of 5.9%.   Since inception, we have reduced the portfolio to a more focused group of 195 assets from 266 assets and raised approximately $985 million in proceeds from asset monetization activity, allowing us to focus our human and capital resources on our top redevelopment opportunities,” said Benjamin Schall, President and Chief Executive Officer.

Mr. Schall continued, “We continue to be prudent with respect to development capital expenditures, with a prioritization on continuing projects where we can generate near-term income from stronger national tenants.  We are also advancing master planning, entitlement and site infrastructure on our multi-family portfolio, having partnered with well-established apartment developers on over 5,500 apartment units.  These partners share our view on the significant value creation opportunities to convert our land parcels into differentiated residential communities, with an emphasis on walkability, services, amenities and greenspace.  These priorities are consistent with our efforts to work through this period of disruption and uncertainty while preserving the value of our platform and portfolio over the medium and long term.”

Portfolio Update (as of September 30, 2020)

Premier and Larger Scale

Includes 34 assets totaling 6.5 million square feet (5.7 million at share) of existing retail space that the Company believes can be expanded and densified by integrating retail, residential, office and other uses.  Allowing for the risk and extended timeframes inherent in the entitlement process, the Company believes that the density on these sites could ultimately evolve to include a total of 6,500 to 7,500 residential units and over 5.0 million square feet of mixed-use commercial space.

Suburban Retail

Includes 136 assets totaling 21.2 million square feet (19.5 million at share) of existing space that the Company has redeveloped, or believes can be redeveloped, into first-class, multi-tenant retail centers or repurposed for alternate, non-retail uses.

Smaller Market

Includes 25 assets totaling 2.8 million square feet of existing space that the Company will continue to market for sale, subject to achieving appropriate value relative to any potential redevelopment opportunities.

Operating Results

Transactions

During the three months ended September 30, 2020, the Company monetized six properties and nine outparcels totaling 1.4 million square feet and generated $113.6 million of gross proceeds, including one new joint venture and one sale-leaseback transaction.

Total monetization activity for the nine months ended September 30, 2020 consisted of 19 properties and 12 outparcels totaling 3.1 million square feet and $272.5 million of gross proceeds.

•	$166.7 million of the gross proceeds were from income-producing properties sold at a blended cap rate of 5.9%.
•	An additional $57.8 million of gross proceeds were from vacant assets sold at $37 PSF. These vacant assets also incurred $3.7 million of annual carry costs.
•	The remaining $48.0 million of gross proceeds were from the joint venture and sale leaseback transactions.

Subsequent to September 30, 2020, the Company sold two properties and one outparcel for aggregate gross proceeds of $11.8 million and, as of October 30, 2020, the Company had assets under contract for sale representing anticipated gross proceeds of $62.5 million, subject to buyer diligence and closing conditions.

Since it began its capital recycling program in July 2017, the Company has raised over $985 million of gross cash proceeds from the sale or joint venture of interests in 86 properties, plus outparcels at several properties.

Leasing

During the three months ended September 30, 2020, the Company signed new leases totaling 51,000 square feet at an average base rent of $17.71 PSF.  On a same-space basis, new rents averaged 4.2x prior rents for space formerly occupied by Sears or Kmart, increasing to $20.91 PSF for new tenants compared to $4.93 PSF paid by Sears or Kmart across 19,000 square feet.

The table below provides a summary of the Company’s leasing activity, including its proportional share of unconsolidated entities, for the three and nine months ended September 30, 2020 and since the Company’s inception in July 2015:

(in thousands, except PSF amounts)
					Since
	Q3 2020		FY2020		Inception
Leases	6		24		426
Square feet	51,000		272,000		10,699,000
Annual base rent ($000s)	$903		$5,461		$185,229
Annual base rent PSF (1)	$17.71		$20.08		$18.34
Re-leasing multiple (1)(2)	4.2	x	3.6	x	4.0	x

(1)	Excludes certain self storage, medical office, auto-related and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

The table below provides a summary of all signed leases as of September 30, 2020, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of Total	Annual Base	% of
Tenant	Leases	GLA	Leased GLA	Rent ("ABR")	Total ABR	ABR PSF
In-place diversified leases	278	6,416	63.7%	$96,393	58.3%	$15.02
SNO diversified leases (1)	138	2,927	29.1%	63,858	38.6%	21.82
Total diversified leases	416	9,343	92.8%	$160,251	96.9%	$17.15
Sears or Kmart (2)	7	729	7.2%	5,219	3.1%	7.16
Total	423	10,072	100.0%	$165,470	100.0%	$16.43

(1)	SNO = signed not yet opened leases.
(2)

Includes five properties subject to a master lease (the “Holdco Master Lease”) between the Company and affiliates of Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc., and two leases between the Company’s unconsolidated entities and Holdco.

The table below provides a reconciliation of SNO leases from December 31, 2019 to September 30, 2020, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)
	Number of		Annual	Annual
	SNO Leases	GLA	Rent	Rent PSF
As of December 31, 2019	174	4,204	$84,348	$20.06
Opened (1)	(23)	(576)	(9,943)	17.26
Sold / contributed / terminated	(34)	(968)	(15,803)	16.33
Signed (1)	21	267	5,256	19.69
As of September 30, 2020	138	2,927	$63,858	$21.82

(1)	“Opened” includes, and “Signed” excludes, three leases that were both signed and opened during the nine months ended September 30, 2020.

During the nine months ended September 30, 2020, the majority of the $15.8 million of SNO leases that were sold, contributed to unconsolidated entities or terminated was comprised of leases terminated with fitness, entertainment and food & beverage tenants at projects at which the Company had not yet deployed significant amounts of capital.

Development

During the three months ended September 30, 2020, the Company continued work on components of certain suburban retail redevelopment projects, including those it had restarted during the three months ended June 30, 2020 and certain spaces that had been previously delivered to tenants.  This project activity represents a total investment of approximately $45.8 million, of which approximately $15.5 million was incurred during the three months ended September 30, 2020, and potential annual rental income of approximately $13.5 million, of which $1.3 million commenced during the three months ended September 30, 2020.  The balance of the rental income is expected to commence over the next 12 months, subject to tenant opening schedules.

The Company also continues to perform limited non-tenant construction activity at select properties, including its previously underway premier projects in Aventura (FL), Santa Monica (CA) and La Jolla (CA).  The Company continues to work with tenants to preserve signed leases and modify schedules for project completion and initial store openings.

Additionally, the Company continues to work with its development partners to obtain project financing and reassess construction schedules for two previously announced multifamily projects, in  Redmond (WA) and Dallas (TX), each of which represents the first phase of larger, mixed-use developments.  A third previously announced multifamily project in Chicago (IL) was sold during the three months ended September 30, 2020.

The remainder of the Company’s previously announced redevelopment projects remain on hold due to the COVID-19 pandemic and the direct impacts on the Company’s business.

Balance Sheet and Liquidity

As of September 30, 2020, the Company had cash on hand of $120.9 million, including $2.7 million of restricted cash, and, as of October 30, 2020, the Company had closed asset sales totaling $11.8 million during the fourth quarter and had additional asset sales under contract for anticipated gross proceeds of $62.5 million, subject to buyer diligence and closing conditions.  The Company expects to use these sources of liquidity, together with a combination of future sales of wholly-owned assets and interests in unconsolidated entities and/or potential credit and capital markets transactions to fund its operations and select development activity.

The availability of funding from sales of assets and credit or capital markets transactions is subject to various conditions, including the consent of the Company’s lender under its $2.0 billion term loan facility (the “Term Loan Facility”), and there can be no assurance that such transactions will be consummated.

In addition, as previously disclosed, on May 5, 2020, the Company and Berkshire Hathaway, the administrative agent and the lender under the Term Loan Facility, entered into an amendment (the “Amendment”) to the agreement governing the Term Loan Facility that permits the deferral of interest payments based on the amount of Available Cash (as defined in the Amendment) for each period.  Additionally, the Amendment provides that the administrative agent and the lenders express their continued support for asset dispositions, subject to the Administrative Agent’s right to approve the terms of individual transactions due to the occurrence of a Financial Metric Trigger Event, as such term is defined under the Term Loan Facility.  As of September 30, 2020, the Company has not deferred any interest and had paid all interest due under the Term Loan Facility.

The Term Loan Facility includes a $400 million Incremental Funding Facility, access to which is subject to rental income from non-Sears Holdings tenants of at least $200 million, on an annualized basis and after giving effect to SNO leases expected to commence rent payment within 12 months, which the Company has not yet achieved. The timing of the Company’s ability to access the Incremental Funding Facility, if at all, will be adversely impacted by the COVID-19 pandemic.

Dividends

On September 17, 2020, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on October 15, 2020 to holders of record on September 30, 2020.

The Company’s Board of Trustees does not expect to declare dividends on its common shares in 2020 unless required to do so to maintain REIT status.

Financial Results

The table below provides a summary of the Company’s financial results for the three and nine months ended September 30, 2020 and September 30, 2019:

(in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss attributable to Seritage common shareholders	$(51,278)	$(12,103)	$(74,320)	$(38,423)
Net loss per diluted share attributable to Seritage common shareholders	(1.33)	(0.33)	(1.95)	(1.06)

Total NOI	5,979	14,661	29,111	53,584

FFO	(19,898)	(2,389)	(64,842)	(13,734)
FFO per diluted share	(0.36)	(0.04)	(1.16)	(0.25)

Company FFO	(25,093)	(7,808)	(70,684)	(18,930)
Company FFO per diluted share	(0.45)	(0.14)	(1.27)	(0.34)

Net Loss

The following items contributed to the increased net loss for the three and nine months ended September 30, 2020:

•	Reduced rental income as a result of recapture and termination activity under the Holdco Master Lease and the recognition of rental income deemed to be uncollectible;
•	Increased legal and other costs related to on-going litigation;
•

The reduction, by $30.0 million, of a previously recorded $38.8 million gain to $8.8 million related to the contribution of The Mark 302 in Santa Monica (CA) to a joint venture subject to variable consideration (subsequent to September 30, 2020, the final determination date for the variable consideration was extended from December 31, 2020 to September 30, 2021 and the final gain will be no more than $38.8 million and no less than $8.8 million); and

•

The impairment of certain assets including $10.3 million recognized upon the sale of two properties, which were partially offset by an increase in gains on asset sales of $2.8 million and $44.6 million during the three and nine months ended September 30, 2020, respectively.

Total NOI

The decrease in Total NOI was driven primarily by (i) reduced rental income as a result of recapture and termination activity under the Holdco Master Lease and (ii) the recognition of rental income deemed uncollectible for the three and nine months ended September 30, 2020, respectively.

FFO and Company FFO

The decrease in FFO was driven primarily by the same factors driving the decreases in Total NOI, as well as increased legal and other costs related to on-going litigation.

COVID-19 Pandemic

The COVID-19 pandemic continues to have a significant impact on the retail, retail real estate and real estate development industries in the United States, including the Company’s properties.  As of October 30, 2020, approximately 95% of the Company’s in-place tenants (representing 97% of leased GLA and 95% of ABR) were open and/or operating in some capacity and the Company continues to work with tenants to manage rent collections.

As of October 30, 2020, the Company had collected 86% of rental income for the three months ended September 30, 2020, and agreed to defer an additional 10%.  As of October 30, 2020, the Company had also collected 86% of October 2020 rental income, and agreed to defer an additional 8%.  While the Company intends to enforce its contractual rights under its leases, there can be no assurance that additional rental modification agreements will be reached or that tenants will meet their future obligations.

The Company continues to maintain a cautious approach as it responds to the evolving COVID-19 pandemic with an emphasis on managing its cash resources and preserving the value of its assets and its platform.  The Company expects to continue monetizing certain assets and selectively allocating capital to a priority set of assets and redevelopment opportunities, including its premier and larger-scale portfolio, suburban retail projects with near-term rent commencements and, potentially, other retail and non-retail projects.

As a result of the rapid development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions will change, potentially significantly, in future periods and results for the three and nine months ended September 30, 2020 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for the fourth quarter of 2020 or for future periods.  As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

Non-GAAP Financial Measures

The Company makes reference to NOI, Total NOI, FFO and Company FFO which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

None of NOI, Total NOI, FFO or Company FFO, are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance.  Reconciliations of these measures to the respective GAAP measures we deem most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses.  The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties.  This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Funds from Operations ("FFO") and Company FFO

FFO is calculated in accordance with NAREIT which defines FFO as net income computed in accordance with GAAP, excluding gains (or losses) from property sales, real estate related depreciation and amortization, and impairment charges on depreciable real estate assets.  The Company considers FFO a helpful supplemental measure of the operating performance for equity REITs and a complement to GAAP measures because it is a recognized measure of performance by the real estate industry.

The Company makes certain adjustments to FFO, which it refers to as Company FFO, to account for certain non-cash and non-comparable items, such as termination fee income, unrealized loss on interest rate cap, litigation charges, acquisition-related expenses, amortization of deferred financing costs and certain up-front-hiring costs, that it does not believe are representative of ongoing operating results.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 166 wholly-owned properties and 29 unconsolidated properties totaling approximately 30.4 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

Seritage Growth Properties

CONDENSED Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Investment in real estate
Land	$601,882	$667,004
Buildings and improvements	1,172,848	1,112,653
Accumulated depreciation	(142,025)	(147,696)
	1,632,705	1,631,961
Construction in progress	363,317	338,672
Net investment in real estate	1,996,022	1,970,633
Real estate held for sale	8,190	5,275
Investment in unconsolidated entities	487,424	445,077
Cash and cash equivalents	118,227	139,260
Restricted cash	2,692	—
Tenant and other receivables, net	39,916	54,470
Lease intangible assets, net	20,756	68,153
Prepaid expenses, deferred expenses and other assets, net	69,788	67,744
Total assets	$2,743,015	$2,750,612

LIABILITIES AND EQUITY
Liabilities
Term Loan Facility, net	$1,598,804	$1,598,487
Sales-leaseback financing obligations	20,416	—
Accounts payable, accrued expenses and other liabilities	184,000	108,755
Total liabilities	1,803,220	1,707,242

Commitments and contingencies

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 38,644,689 and 36,897,364 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	386	369
Class B common shares $0.01 par value; 5,000,000 shares authorized; 0 and 1,242,536 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	—	12
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019; liquidation preference of $70,000	28	28
Additional paid-in capital	1,179,727	1,149,721
Accumulated deficit	(493,031)	(418,711)
Total shareholders' equity	687,110	731,419
Non-controlling interests	252,685	311,951
Total equity	939,795	1,043,370
Total liabilities and equity	$2,743,015	$2,750,612

Seritage Growth Properties

CONDENSED Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUE
Rental income	$33,966	$46,833	$88,724	$129,108
Management and other fee income	(259)	795	119	2,891
Total revenue	33,707	47,628	88,843	131,999
EXPENSES
Property operating	11,154	11,462	30,152	31,001
Real estate taxes	9,487	9,164	28,096	29,515
Depreciation and amortization	23,647	21,593	81,446	68,003
General and administrative	11,203	8,130	29,267	26,186
Total expenses	55,491	50,349	168,961	154,705
(Loss) gain on sale of real estate, net	(14,706)	12,445	59,959	45,318
Impairment of real estate assets	(14,594)	—	(16,407)	—
Equity in loss of unconsolidated entities	(335)	(5,616)	(2,551)	(14,338)
Interest and other income	1,986	1,416	2,460	6,189
Interest expense	(22,742)	(22,046)	(66,400)	(67,641)
Loss before taxes	(72,175)	(16,522)	(103,057)	(53,178)
Provision for taxes	(226)	40	(215)	(83)
Net loss	(72,401)	(16,482)	(103,272)	(53,261)
Net loss attributable to non-controlling interests	22,348	5,604	32,627	18,513
Net loss attributable to Seritage	$(50,053)	$(10,878)	$(70,645)	$(34,748)
Preferred dividends	(1,225)	(1,225)	(3,675)	(3,675)
Net loss attributable to Seritage common shareholders	$(51,278)	$(12,103)	$(74,320)	$(38,423)

Net loss per share attributable to Seritage Class A and Class C common shareholders - Basic	$(1.33)	$(0.33)	$(1.95)	$(1.06)
Net loss per share attributable to Seritage Class A and Class C common shareholders - Diluted	$(1.33)	$(0.33)	$(1.95)	$(1.06)
Weighted average Class A and Class C common shares outstanding - Basic	38,645	36,829	38,172	36,268
Weighted average Class A and Class C common shares outstanding - Diluted	38,645	36,829	38,172	36,268

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
NOI and Total NOI	2020	2019	2020	2019
Net loss	$(72,401)	$(16,482)	$(103,272)	$(53,261)
Termination fee income	(5,300)	(5,525)	(6,290)	(5,525)
Management and other fee income	259	(795)	(119)	(2,891)
Depreciation and amortization	23,647	21,593	81,446	68,003
General and administrative expenses	11,203	8,130	29,267	26,186
Equity in loss of unconsolidated entities	335	5,616	2,551	14,338
Loss (gain) on sale of real estate	14,706	(12,445)	(59,959)	(45,318)
Impairment of real estate assets	14,594	—	16,407	—
Interest and other income	(1,986)	(1,416)	(2,460)	(6,189)
Interest expense	22,742	22,046	66,400	67,641
Provision for income taxes	226	(40)	215	83
Straight-line rent	(1,774)	(6,661)	3,621	(15,625)
Above/below market rental income/expense	(1,541)	(135)	(1,677)	(382)
NOI	$4,710	$13,886	$26,130	$47,060
Unconsolidated entities
NOI (before adjustments)	1,481	1,086	4,297	8,245
Straight-line rent	(136)	(98)	(407)	(37)
Above/below market rental income/expense	(76)	(213)	(616)	(1,684)
Termination fee income	—	—	(293)	—
Total NOI	$5,979	$14,661	$29,111	$53,584

Reconciliation of Net Loss to FFO and Company FFO (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
FFO and Company FFO	2020	2019	2020	2019
Net loss	$(72,401)	$(16,482)	$(103,272)	$(53,261)
Real estate depreciation and amortization (consolidated properties)	23,158	21,011	79,946	66,386
Real estate depreciation and amortization (unconsolidated entities)	1,270	6,752	5,711	22,134
Loss (gain) on sale of real estate	14,706	(12,445)	(59,959)	(45,318)
Impairment of real estate assets	14,594	—	16,407	—
Dividends on preferred shares	(1,225)	(1,225)	(3,675)	(3,675)
FFO attributable to common shareholders and unitholders	$(19,898)	$(2,389)	$(64,842)	$(13,734)
Termination fee income	(5,300)	(5,525)	(6,290)	(5,525)
Termination fee income (unconsolidated entities)	—	—	(293)	—
Amortization of deferred financing costs	105	106	316	329
Severance costs	—	—	425	—
Company FFO attributable to common shareholders and unitholders	$(25,093)	$(7,808)	$(70,684)	$(18,930)

FFO per diluted common share and unit	$(0.36)	$(0.04)	$(1.16)	$(0.25)
Company FFO per diluted common share and unit	$(0.45)	$(0.14)	$(1.27)	$(0.34)

Weighted Average Common Shares and Units Outstanding
Weighted average common shares outstanding	38,645	36,829	38,172	36,268
Weighted average OP units outstanding	17,255	18,973	17,694	19,532
Weighted average common shares and units outstanding	55,900	55,802	55,866	55,800